CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated December 31, 1997, on our audits of the consolidated financial statements of Covol Technologies, Inc. and Subsidiaries as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, appearing in the annual report on Form 10-K of Covol Technologies, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934. We also consent to the reference to our firm under the caption "EXPERTS."

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Salt Lake City, Utah
November 16, 1998